EXHIBIT 11

                       KAUFMAN AND BROAD HOME CORPORATION
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
              (In Thousands Except Per Share Amounts - Unaudited)


                                                 Six Months Ended May 31,          Three Months Ended May 31,
                                                 --------------------------       -----------------------------
                                                   1995             1994              1995             1994
                                                 ---------        ---------        ---------        -----------
PRIMARY:
Net income                                        $ 4,276          $20,101           $ 3,841          $11,247
                                                  =======          =======           =======          =======
Weighted average common shares outstanding
                                                   32,382           32,533            32,384           32,475
Weighted average Series B convertible
    preferred shares(1)                             6,500            6,500             6,500            6,500
Common share equivalents:
    Stock options                                     865            1,214               873            1,150
                                                  -------          -------           -------          -------
                                                   39,747           40,247            39,757           40,125
                                                  =======          =======           =======          =======
PRIMARY EARNINGS PER SHARE(2)                     $   .11          $   .50           $   .10          $   .28
                                                  =======          =======           =======          =======

FULLY DILUTED:
Net income                                        $ 4,276          $20,101           $ 3,841          $11,247
                                                  =======          =======           =======          =======
Weighted average common shares outstanding         32,382           32,533            32,384           32,475
Weighted average Series B convertible
    preferred shares(1)                             6,500            6,500             6,500            6,500
Common share equivalents:
    Stock options                                     910            1,214               922            1,150
                                                  -------          -------           -------          -------
                                                   39,792           40,247            39,806           40,125
                                                  =======          =======           =======          =======
FULLY DILUTED EARNINGS PER SHARE(2)(3)            $   .11          $   .50           $   .10          $   .28
                                                  =======          =======           =======          =======





________________________________

1 Each of the 1,300 Series B convertible preferred shares is convertible into five shares of common stock.

2 If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both a primary and fully diluted loss per share of $.02 for the six months ended May 31, 1995 and primary and fully diluted earnings per share of $.45 for the six months ended May 31, 1994. The same computation would have resulted in both primary and fully diluted earnings per share of $.04 and $.26 for the three months ended May 31, 1995 and May 31, 1994.

3 Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.


                                       18